Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Net Income of $1.2 Million in the Second Quarter of 2011

COSTA MESA, Calif., August 15, 2011 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the second quarter and six months ended June 30, 2011.

Overview

The Company’s net income improved to $1.2 million, and $0.08 per diluted share, in this year’s second quarter from a net loss of $12.0 million, and a net loss per diluted share of $1.17, in the second quarter of 2010. For the six months ended June 30, 2011, net income improved to $2.9 million, and $0.19 per diluted share, from a net loss of $11.9 million, and a net loss per diluted share of $1.18, in the same six months of 2010. These improvements were primarily attributable to (i) reductions of $8.3 million and $8.4 million, respectively, in income tax expense to $630,000 for both the quarter and six months ended June 30, 2011, from $9.0 million of income tax expense in the second quarter and six months ended June 30, 2010, that was attributable to the recognition of a non-cash charge in the second quarter of 2010, which was taken to establish a $10.7 million valuation allowance against our net deferred tax asset; and (ii) reductions of $4.6 million and $5.8 million, respectively, in the provisions we made for loan losses and increases of $374,000 and $533,000, or 5% and 3%, respectively, in net interest income, in the three and six months ended June 30, 2011, as compared to the respective corresponding periods of 2010.

Raymond E. Dellerba, the Company’s CEO and President stated that, “we are very pleased to be able to report two profitable quarters and are encouraged with the direction the Bank is trending. We have made excellent progress in shedding problem assets, which, although costly in time and legal fees, have returned dollars to our bottom line and we will extend this progress to increase our future earnings. We have also been successful in selling off numerous other real estate owned (“OREO”) properties.” Mr. Dellerba went on to say, “our Mortgage Division is now profitable and we feel strongly that it will continue to add value to the Bank.” President Dellerba noted that, “the demand for commercial loans is on the rise and we see a need for expansion in our commercial lending and SBA departments.” “To that end, we have hired a new Senior Vice President to further develop our Inland Empire marketplace, and are recruiting additional lending professionals throughout our southern California franchise,” concluded Mr. Dellerba.

Results of Operation

Net Interest Income. Net interest income in the three and six months ended June 30, 2011 increased by $374,000, or nearly 5%, and $533,000, or 3%, respectively, as compared to the same respective periods of 2010, due primarily to reductions in interest expense of $1.8 million, or 39%, and $4.2 million, or 42%, in the three and six months ended June 30, 2011. The declines in interest expense were primarily attributable to decreases in market rates of interest, which enabled us to reduce the interest we paid on time deposits and resulted in reductions in the rates at which we pay interest on our borrowings. Also contributing to the decrease in interest expense was a reduction in outstanding borrowings and a change in the mix of deposits to a higher proportion of lower-cost core deposits and a lower proportion of higher-cost time deposits.

Provision for Loan Losses. As the result primarily of reductions in both outstanding loans and loans 30-89 days past due at June 30, 2011, as compared to June 30, 2010, we determined that the allowance for loan losses was

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PMBC Second Quarter 2010 Earnings Release

August 15, 2011

adequate and, therefore, it was not necessary for us to make any provisions for loan losses in the three and six months ended June 30, 2011. We recorded net loan charge-offs of $983,000 and $718,000, respectively, in the three and six months ended June 30, 2011, a reduction of 54% and 75%, respectively, from the net loans of $2.2 million and $2.8 million, respectively, in the three and six months ended June 30, 2010. By comparison, we made provisions for loan losses of $4.6 million and $5.8 million, respectively, in the three and six months ended June 30, 2010. Although we did not make any provisions for loan losses during this year’s first and second quarters, the allowance for loan losses at June 30, 2011 totaled nearly $17.4 million, or 2.42% of the loans then outstanding, as compared to $18.1 million, or 2.44% of the loans outstanding at December 31, 2010 and $23.3 million, or 3.00% of the loans outstanding at June 30, 2010.

Non-interest income. Noninterest income increased by $153,000, or 9%, to nearly $1.9 million in the second quarter of 2011, from $1.7 million in the same quarter of 2010, primarily as a result of a $267,000, or 25%, increase in income generated by the mortgage banking division and a $158,000, or 268%, increase in gains on sales of other real estate owned (OREO), which more than offset decreases in gains on sales of securities available for sale and in service fees. In the six months ended June 30, 2011, noninterest income increased by $166,000, or 5%, as compared to the same six months of 2010, due primarily to a $537,000, or 33%, increase in income generated by the mortgage banking division and a $265,000, or 449%, increase in gains on sales of OREO, which more than offset decreases in gains on sales of securities available for sale and, to a lesser extent, in service fees.

Non-interest expense. In the three months ended June 30, 2011, noninterest expense increased by $234,000, or 3%, compared to the same three months of 2010. That increase was primarily attributable to increases of a $265,000, or 48%, in the carrying costs of other real estate owned, and a $301,000, or 8%, in salaries and employee benefits, which were substantially, although not entirely, offset by a $428,000, or 53%, decrease in FDIC deposit insurance premiums. In the six months ended June 30, 2011, noninterest expense increased by $151,000, or 1%, as compared to the same six months of 2010, primarily as a result of increases $305,000, or 34%, in the carrying costs of OREO and $62,000 in legal and other professional fees incurred primarily in connection with the collection and foreclosure of non-performing loans, which were substantially offset by reductions of $84,000, or 7% in reduction in FDIC deposit insurance premiums and $59,000, or 1%, in salaries and other compensation expense. Our efficiency ratio (non-interest expense as a percentage of the sum of net interest income and non-interest income) improved to 82.11% and 82.61%, respectively, in the three and the six month periods ended June 30, 2011 from 84.11% and 84.77%, respectively, in the corresponding three and six month periods of 2010.

Income (loss) before taxes. In the three months ended June 30, 2011, we recorded pre-tax income of $1.9 million, as compared to a pre-tax loss of $3.0 million in the same three months of 2010, an improvement of $4.9 million. In the six months ended June 30, 2011 we recorded pre-tax income of $3.6 million as compared to a pre-tax loss of $2.8 million in the six months ended June 30, 2010, an improvement of $6.4 million. These improvements were primarily attributable to (i) the reductions of $4.6 million and $5.8 million, respectively, in the provisions we made for loan losses, and (ii) the increases of $374,000 and $533,000, or 5% and 3%, respectively, in net interest income, in the three and six months ended June 30, 2011, as compared to the respective corresponding periods of 2010.

Income tax expense. We have recorded income tax expense of approximately $630,000 for the three and six months ended June 30, 2011. Even though we continue to maintain the valuation allowance against our remaining net deferred tax asset, we have recorded income tax expense through the application of the “annual method” based on the following reasons. Our deferred tax asset consists of approximately $1.5 million of federal net operating loss carryforward (“NOL”) and $2.5 million of California NOL. California has suspended its NOL carryforward indefinitely at this time. Therefore, we are recording California state income tax expense without being able to realize any benefit from the California NOL carryforward. We are recognizing the benefit related to our federal NOL carryforward, but since our projected income exceeds the amount needed to utilize the full amount of our federal NOL, we have taxable income and, as such, we are recording income tax expense based on our income projections for 2011. The recognition of the federal NOL has resulted in reducing our annual effective income tax rate from approximately 41% down to approximately 17.5%.

By comparison, although we incurred pre-tax losses of $3.0 million in the second quarter of 2010, we recorded a non-cash charge of $9.0 million to income tax expense in that quarter in order to increase the valuation allowance against our net deferred tax asset to $10.7 million, based on an assessment made at that time that it had become more likely, than not, that we would be unable to utilize our remaining tax benefits comprising our deferred tax asset prior to their expiration.

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PMBC Second Quarter 2010 Earnings Release

August 15, 2011

Balance Sheet Information

Loans. At June 30, 2011, gross loans totaled more than $719 million, a decrease of $58 million, or 7%, as compared to $777 million at June 30, 2010. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at June 30, 2011 and June 30, 2010.

	June 30, 2011		June 30, 2010
	Amount	Percent	Amount	Percent
	Unaudited
Commercial loans	$196,563	27.4%	$226,735	29.2%
Commercial real estate loans - owner occupied	181,264	25.2%	181,756	23.4%
Commercial real estate loans - all other	138,528	19.3%	150,095	19.3%
Residential mortgage loans - multi-family	79,358	11.0%	87,858	11.3%
Residential mortgage loans - single family	74,373	10.3%	67,048	8.6%
Construction loans	2,185	0.3%	12,113	1.6%
Land development loans	26,464	3.7%	34,439	4.4%
Consumer loans	20,460	2.8%	16,917	2.2%

Gross loans	$719,195	100.0%	$776,961	100.0%

Deposits. Deposits declined by $130 million, or 13%, to $843 million at June 30, 2011, from $973 million at June 30, 2010, primarily as a result of (i) a $110 million, or 17%, reduction in higher-cost time deposits to $525 million at June 30, 2011, from $635 million at June 30, 2010, and (ii) a $12 million, or 8% decline in non-interesting bearing demand deposits, to $150 million at June 30, 2011 from $162 million at June 30, 2010. The reduction in higher cost time deposits was primarily the result of our decision not to seek the renewal of some of those deposits on their maturities in order to reduce balance sheet liabilities and interest expense. Due primarily to that decision and resulting reduction in time deposits, lower-cost core deposits increased to 38%, and higher cost-time deposits decreased to 62% of total deposits at June 30, 2011, from 35% and 65%, respectively at June 30, 2010.

Asset Quality

Non-performing assets consist of non-performing loans, real properties and other assets acquired by or in lieu of loan foreclosures (“other real estate owned” or “OREO”) and non-performing securities. As the table below indicates, non-performing loans decreased by $22.9 million or 43%, to $30.8 million at June 30, 2011, as compared to $53.7 million at June 30, 2010. That improvement, however, was partially offset by a $5.3 million increase in other real estate owned to $25.0 million at June 30, 2011 from to $19.7 million at June 30, 2010, which was due to our acquisition, by or in lieu of foreclosure, of additional properties that had collateralized some of the non-performing loans. The following table sets forth the changes and in our non-performing assets and in the quality of the loan portfolio over the five quarters ended June 30, 2011.

	2011		2010
	June 30,	March 31,	December 31,	September 30,	June 30,
Non-Performing Assets:
Total non-performing loans	$30,787	$32,395	$22,301	$43,939	$54,153
Total other real estate owned	25,012	27,766	33,170	21,459	19,701
Total other non-performing assets	621	403	372	786	919

Total non-performing assets	$56,420	$60,564	$55,843	$66,184	$74,773
Past Due:
Loans 90 days past due	$25,129	$8,165	$5,845	$26,042	$15,704
Loans 30 days past due	782	23,708	12,035	6,230	21,250

Total loans past due 30 days or more	$25,911	$31,873	$17,880	$32,272	$36,954
Allowance for loan losses	$17,383	$18,366	$18,101	$23,301	$23,307
Ratio of allowance to total loans outstanding	2.42%	2.56%	2.44%	3.06%	3.00%

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PMBC Second Quarter 2010 Earnings Release

August 15, 2011

Capital Resources

At June 30, 2011, we had total capital on a consolidated basis of approximately $97 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $95 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11.6% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities. The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at June 30, 2011, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2011		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$97,407	11.9%	N/A	N/A
Bank	94,601	11.6%	$81,593	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$77,116	9.4%	N/A	N/A
Bank	84,310	10.3%	$48,956	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$77,116	7.6%	N/A	N/A
Bank	84,310	8.3%	$50,698	At least 5.0%

“Effective July 1, 2011, the holders of 115,550 shares of our Series A Preferred Stock, out of the 126,550 shares that were outstanding, converted their Series A Shares into common stock at a conversion price of $7.65 per share of common stock” stated Ms. Nancy Gray, Executive Senior Vice President and Chief Financial Officer. “This conversion is expected to increase the Company’s Tier 1 capital by an additional $9.9 million and its Tier 1 capital ratio by at least 1%. Additionally, due to that conversion, we no longer are required to accrue dividends on the 115,550 Series A Shares that were converted into common stock” continued Ms. Gray.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego Counties, and another in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition, the Bank offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to

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PMBC Second Quarter 2010 Earnings Release

August 15, 2011

us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that the economic recovery will continue to be weak and sluggish, as a result of which we could incur additional credit losses that would adversely affect our results of operations and cause us to incur losses during the remainder of 2011; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and regulatory order of the California Department of Financial Institutions (the “DFI Order”) will have on our business and results of operations, including the risk that sales of equity securities by us to raise additional capital could be dilutive of our existing shareholders and the risk of potential future supervisory action against us or the Bank if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risks that continued weakness in the economy and the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economic recovery, will reduce our net interest income and net interest margins and, therefore, adversely affect our operating results; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the recently enacted Dodd-Frank Consumer Protection and Financial Reform Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage banking business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2010, which we filed with the Securities and Exchange Commission on April 1, 2011. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC Second Quarter 2010 Earnings Release

August 15, 2011

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Percent Change	2011	2010	Percent Change
Total interest income	$11,457	$12,931	(11.4)%	$22,918	$26,590	(13.8)%
Total interest expense	2,865	4,713	(39.2)%	5,720	9,925	(42.4)%

Net interest income	8,592	8,218	4.6%	17,198	16,665	3.2%
Provision for loan losses	—	4,600	(100.0)%	—	5,800	(100.0)%

Net interest income after provision for loan losses	8,592	3,618	137.5%	17,198	10,865	58.3%
Non-interest income
Service charges & fees on deposits	251	313	(19.8)%	524	652	(19.6)%
Mortgage banking (including net gains on sales of loans held for sale)	1,328	1,061	25.2%	2,167	1,630	32.9%
Net gains on sales of securities	29	198	(85.4)%	40	403	(90.1)%
Other than temporary impairment of securities	(63)	(200)	(68.5)%	(115)	(234)	(50.9)%
Net gains/losses on OREO	99	(59)	267.8%	206	(59)	449.2%
Other non-interest income	214	392	(45.4)%	394	658	(40.1)%

Total non-interest income	1,858	1,705	9.0%	3,216	3,050	5.4%
Non-interest expense
Salaries & employee benefits	4,008	3,707	8.1%	7,985	8,044	(0.7)%
Occupancy and equipment	995	968	2.8%	1,982	2,004	(1.1)%
Professional Fees	1,081	1,067	1.3%	2,042	1,980	3.1%
OREO expenses	822	557	47.6%	1,196	891	34.2%
FDIC Expense	380	808	(53.0)%	1,182	1,266	(6.6)%
Other non-interest expense	1,294	1,239	4.4%	2,477	2,528	(2.0)%

Total non-interest expense	8,580	8,346	2.8%	16,864	16,713	0.9%

Income (loss) before income taxes	1,870	(3,023)	161.9%	3,550	(2,798)	226.9%
Income tax provision	630	8,960	(93.0)%	630	9,059	(93.0)%

Net income (loss)	1,240	(11,983)	110.3%	2,920	(11,857)	124.6%
Cumulative undeclared dividends on Series A Preferred Stock	(316)	(221)	43.0%	(628)	(429)	46.4%

Net income (loss) allocable to common stockholders	$924	$(12,204)	107.6%	$2,292	$(12,286)	118.7%

Net income (loss) per common share
Basic	$0.09	$(1.17)		$0.22	$(1.18)
Diluted	$0.08	$(1.17)		$0.19	$(1.18)

Weighted average number of shares outstanding
Basic	10,434,665	10,434,665		10,434,665	10,434,665
Diluted	12,097,476	10,434,665		12,103,105	10,434,665

Ratios from continuing operations(1)
ROA	0.49%	(2.04)%		0.58%	(2.01)%
ROE	7.55%	(30.60)%		9.10%	(31.17)%
Efficiency ratio	82.11%	84.11%		82.61%	84.77%

Net interest margin(1)	3.51%	2.87%		3.56%	2.92%

(1)	Ratios and net interest margin for the three and six month periods ended June 30, 2011 and 2010 have been annualized.

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PMBC Second Quarter 2010 Earnings Release

August 15, 2011

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	June 30,		Increase/ (Decrease)
	2011	2010
ASSETS
Cash and due from banks	$10,581	$10,485	0.9%
Interest bearing deposits with financial institutions (1.)	66,513	205,813	(67.7)%
Interest bearing time deposits	1,618	8,898	(81.8)%
Investments (including stock)	146,059	107,225	36.2%
Loans held for sale, at fair value	20,620	21,972	(6.2)%
Core Loans, net	701,024	753,116	(6.9)%
OREO	25,012	19,701	27.0%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	15,795	20,597	(23.3)%

Total Assets	$987,904	$1,148,489	(14.0)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$149,863	$162,128	(7.6)%
Interest bearing deposits
Interest checking	24,604	40,328	(39.0)%
Savings/money market	143,394	135,495	5.8%
Certificates of deposit	524,733	635,150	(17.4)%

Total interest bearing deposits	692,731	810,973	(14.6)%

Total deposits	842,594	973,101	(13.4)%
Other borrowings	53,000	86,024	(38.4)%
Other liabilities	6,759	5,365	26.0%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	919,880	1,082,017	(15.0)%
Shareholders’ equity	68,024	66,472	2.3%

Total Liabilities and Shareholders’ Equity	$987,904	$1,148,489	(14.0)%

Tangible book value per share	$5.31	$5.33	(0.4)%

Tangible book value per share, as adjusted(2)	$5.76	$5.77	(0.2)%

Shares outstanding	10,434,665	10,434,665	—

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

	Six Months Ended June 30,
Average Balances (in thousands)	2011	2010
Average gross loans (*)	$725,160	$811,915
Average loans held for sale	$16,705	$11,430
Average earning assets	$975,323	$1,152,522
Average assets	$1,016,278	$1,191,497
Average equity	$64,706	$76,638
Average interest bearing deposits	$676,077	$811,526

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

	At June 30,
Credit Quality Data (dollars in thousands)	2011	2010
Total non-performing loans	$30,787	$54,153
Other real estate owned	25,012	19,701
Other non-performing assets	621	919

Total non-performing assets	$56,420	$74,773

Net charge-offs year-to-date	$718	$2,838
90-day past due loans	$25,129	$15,704
Allowance for loan losses	$17,383	$23,307
Allowance for loan losses /gross loans (excl. loans held for sale)	2.42%	3.00%
Allowance for loan losses /total assets	1.76%	2.03%

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